CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GREAT LAKES DREDGE & DOCK CORPORATION

     Great Lakes Dredge & Dock Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, by unanimous written consent filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”):

     RESOLVED, that the Restated Certificate of Incorporation be amended by changing the first paragraph of Article 4 thereof so that, as amended, the first paragraph of said Article 4 shall be and read in its entirety as follows:

4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is 750,000 shares, divided into three (3) classes consisting of 250,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); 250,000 shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”); and 250,000 shares of Class B Common Stock, par value $.01 per share (“Class B Common Stock”). Class A Common Stock and Class B Common Stock are hereinafter sometimes collectively referred to as “Common Stock”.

     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     FOURTH: That this Certificate of Amendment of Restated Certificate of Incorporation shall be effective upon the filing thereof.

[signature page follows]

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this      29th     day of      April     , 2003.

By: /s/ Leslie A. Braun Name: Leslie A. Braun Title: Corporate Secretary